Exhibit 5.1

Our ref	VZL\620456\4489456v5
Direct tel	+852 2971 3095
Email	valerie.law@maplesandcalder.com
Home Inns & Hotels Management Inc.
No. 124 Caobao Road
Xuhui District
Shanghai 200235
People’s Republic of China
19 May 2011
Dear Sir
Home Inns & Hotels Management Inc.
We act as Cayman Islands counsel for Home Inns & Hotels Management Inc. (the “Company”), a Cayman Islands company, in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) in relation to the registration by the Company of US$184,000,000 aggregate principal amount of 2.00% Convertible Senior Notes due 15 December 2015 (the “Notes”), the registration of the Company’s ordinary shares, each of a par value of US$0.005 (the “Shares”) issuable upon the conversion of the Notes and the proposed sale by Ctrip.com (Hong Kong) Limited and C-Travel International Limited from time to time of up to 7,200,382 ADSs, each representing two Shares.

1	DOCUMENTS REVIEWED
We have reviewed originals, copies, drafts or conformed copies of the following documents (the “Documents”):
1.1	The Certificate of Incorporation dated 30 May 2006.

1.2	The Amended and Restated Memorandum and Articles of Association of the Company as adopted on 3 November 2009 (the “Memorandum and Articles of Association”).

1.3	The written resolutions of the board of directors of the Company dated 13 December 2010 and 13 May 2011 (together the “Resolutions”).

1.4	A Certificate of Good Standing issued by the Registrar of Companies (the “Certificate of Good Standing”) dated 17 May 2011;

1.5	A certificate from an officer of the Company dated 13 May 2011, a copy of which is annexed hereto (the “Officer’s Certificate”); and

1.6	The Registration Statement.

2	ASSUMPTIONS
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Officer’s Certificate and the Certificate of Good Standing as to matters of fact without further verification and have relied upon the following assumptions, which we have not independently verified:
(i)	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)	The genuineness of all signatures and seals.

(iii)	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3	OPINIONS
The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.
Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$1,000,000 divided into 200,000,000 shares of a nominal or par value of US$0.005 each.

3.3	The Shares which may be issuable pursuant conversion of the Notes have been duly authorised. When such Shares have been issued, delivered and paid for in the manner described in and pursuant to the terms of the Notes and the Registration Statement and registered in the register of members (shareholders), the Shares will be validly issued, fully paid and non-assessable.

3.4	All of the issued shares in the capital of the Company have been legally issued, and save for Shares issued but unpaid for in anticipation of exercises of options, stock purchase rights, and other awards pursuant to the Company’s 2003 Share Incentive Plan and 2006 Share

Incentive Plan, are fully paid and non-assessable (meaning that no further sums are payable to the Company on such shares).

3.5	In general, in the absence of a contractual arrangement to the contrary, the liability of each shareholder of the Company in respect of Shares issued to such shareholder is limited to the amount from time to time unpaid in respect of the par value of the Shares, together with the share premium, if any, payable on such Shares. On the basis that all such Shares in the Company are fully paid, there is no rule under Cayman Islands law that would impose any further liability on persons holding Shares in the Company, merely by reason of such shareholding.

4	QUALIFICATIONS
This opinion is subject to the following qualification and limitation that under the Companies Law (2010 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2010 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.
Yours faithfully
/s/ Maples and Calder
Maples and Calder

Home Inns & Hotels Management Inc.
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands
May 13, 2011

To:	Maples and Calder 53rd Floor, The Center 99 Queen’s Road Central Hong Kong
Dear Sirs
Home Inns & Hotels Management Inc. (the “Company”)
I, David Jian SUN, being an officer of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:
1	The Memorandum and Articles of Association of the Company as adopted on 3 November 2009 remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges.

3	The Resolutions were signed by all directors in the manner prescribed in the Articles of Association of the Company.

4	The authorised share capital of the Company is US$1,000,000 divided into 200,000,000 shares of US$0.005 par value each. The issued share capital of the Company is 85,784,006 shares of US$0.005 each, which have been issued and are fully paid up except for ordinary shares issued but unpaid for in anticipation of exercises of options, stock purchase rights, and other awards pursuant to our 2003 Plan and 2006 Plan (each as defined in the offering memorandum of the Company dated 14 December 2010), which as of today’s date, constituted 3,719,290 shares.

5	The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law binding on the Company prohibiting it from entering into and performing its obligations in respect of the Notes or the issuance of its shares pursuant to the Registration Statement (or supplement thereto).

6	The Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

7	The directors of the Company at the date of the Resolutions and at the date hereof were and are as follows:

Yunxin Mei Neil Nanpeng Shen David Jian Sun Min Bao James Jian Zhang Liang Kenneth Gaw Terry Yongmin Hu Arthur M. Wang

8	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) of the Company (duly convened and held in accordance with the Articles of Association) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

9	Each director considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to such transactions.

10	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

11	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.
I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:	/s/ Jian Sun
Jian SUN
Chief Executive Officer Home Inns & Hotels Management Inc.

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